Exhibit 15.1

January 29, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated May 3, 2006, August 2, 2006 and November 1, 2006 on our reviews of interim financial information of UniSource Energy Corporation and Tucson Electric Power Company for the three, three and six, and three and nine month periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and included in the UniSource Energy Corporation and Tucson Electric Power Company combined quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 are incorporated by reference in the UniSource Energy Corporation Registration Statement on Form S-8 dated January 31, 2007.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP